Exhibit 10.1

UNCOMMITTED LINE OF CREDIT AGREEMENT

Uncommitted Line of Credit Agreement (as amended or otherwise modified from time to time, this “Agreement”), dated as of May 16, 2008, is between Smithfield Foods, Inc. (“Smithfield”), The Smithfield Packing Company, Incorporated (“Smithfield Packing”, and together with Smithfield, the “Borrowers”) and Citibank, N.A (the “Lender”).

The Borrowers and the Lender hereby agree as follows:

1. The Lender agrees to consider from time to time, from the Effective Date (as defined in Section 8) until November 18, 2008 (such date, or the earlier termination of this Agreement pursuant to Section 11, being the “Termination Date”), the Borrowers’ requests that the Lender make advances (“Advances”) to them in an aggregate amount not to exceed (i) prior to the Title Policy Delivery Date (as defined below), $100,000,000 and (ii) from and after the Title Policy Delivery Date, $150,000,000, at any one time outstanding. The proceeds of the Advances are to be used solely for general corporate purposes. This letter is not a commitment to lend but rather sets forth the procedures to be used in connection with the Borrowers’ requests for the Lender’s making of Advances to it from time to time on or prior to the Termination Date and, if the Lender makes Advances to the Borrowers hereunder, the Borrowers’ obligations to the Lender with respect thereto.

The term “Title Policy Delivery Date” means the date on which the Lender shall have received an original fully paid loan policy of title insurance from a nationally recognized title insurance company reasonably satisfactory to the Lender insuring the lien of the Deed of Trust (as defined on Schedule I hereto) as a first priority mortgage lien on the real property described in the Deed of Trust in an amount equal to $150,000,000, which policy shall contain no exceptions to title that would, in the reasonable opinion of the Lender, materially impair the value of such property, and which policy shall be in form and substance reasonably satisfactory to the Lender.

2. Each request by the Borrowers to the Lender for an Advance based on the Eurodollar Rate (as defined in Section 4) (a “Eurodollar Rate Advance”) will be given not later than 2:00 P.M. (New York City time) three Business Days (as defined below) prior to the date of such proposed Advance, and each request by the Borrowers to the Lender for an Advance based on a Quoted Rate (as defined in Section 4) (a “Quoted Rate Advance”) will be given not later than 11:00 A.M. (New York City time) on the date of such proposed Advance. Each request will specify (i) the date on which the Borrowers wish the Advance to be made (which will be a day of the year on which banks are not required or authorized by law to close in New York City (“Business Day”)), (ii) the amount they wish to borrow (which will be in the amount of $1,000,000 or an integral multiple thereof), (iii) the interest period (“Interest Period”) they wish to apply to such Advance, and (iv) whether such Advance will be a Eurodollar Rate Advance or a Quoted Rate Advance. The duration of each Interest Period will be, with respect to Eurodollar Rate Advances, one, two or three months, and with respect to Quoted Rate Advances, a term requested by the Borrowers and agreed to by the Lender, provided that (i) the Borrowers may not select any Interest Period that ends after the Termination Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period will be extended to occur on the next succeeding Business Day, provided that, in the case of a Eurodollar Rate Advance, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period will occur on the next preceding Business Day; and (iii) with respect to a Eurodollar Rate Advance, whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period will end on the last Business Day of such succeeding calendar month. If the Lender agrees to make such Advance, it will make such funds available to the Borrowers in same day funds by crediting the account specified by the Borrowers prior to the making of such Advance.

3. The Borrowers will repay the principal amount of each Advance on the earliest to occur of DEMAND, the last day of the Interest Period for such Advance and the Termination Date, together with accrued interest thereon. The Borrowers may prepay any Advance made to them in whole or in part on any Business Day, provided that (i) the Borrowers have given the Lender at least three Business Days’ irrevocable written notice of such prepayment (and on the date specified for such prepayment in such notice, the Borrowers will prepay the amount of the Advance to be prepaid, together with accrued interest thereon to the date of prepayment and any other amounts payable by the Borrowers pursuant to Section 15), and (ii) each partial prepayment will be in a principal amount of at least $1,000,000.

4. The Borrowers will pay interest on the unpaid principal amount of each Advance made to them from the date of such Advance until such principal amount is paid in full, in the case of a Eurodollar Rate Advance, at a rate equal to the Eurodollar Rate for the Interest Period for such Advance, and in the case of a Quoted Rate Advance, at a rate equal to the Quoted Rate for such Advance, in each case payable in arrears on DEMAND, or if no demand has been made, on the last day of the Interest Period for such Advance. Any overdue amount of principal, interest or other amount payable hereunder will bear interest, payable on demand, at the Base Rate (as defined below) plus 2% per annum.

“Eurodollar Rate” means, for any Interest Period for any Eurodollar Rate Advance, an interest rate per annum equal to the rate per annum obtained by dividing (i) the sum of (x) the rate per annum at which deposits in U.S. Dollars are offered by Citibank, N.A.’s principal office in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Advance and for a period equal to such Interest Period, plus (y) 4.000%, by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage (as defined below) for such Interest Period. “Eurodollar Rate Reserve Percentage” means, for any Interest Period for any Eurodollar Rate Advance, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (having the meaning assigned to such term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Quoted Rate” means, for any Quoted Rate Advance, a rate quoted by the Lender and agreed to by the Borrowers for such Advance.

“Base Rate” means an interest rate per annum equal to the sum of (i) a fluctuating rate of interest announced publicly by Citibank, N.A. in New York, New York from time to time as its base rate, plus (ii) 3.000%.

5. Promptly after the making of a Quoted Rate Advance, the Lender will send the Borrowers a written confirmation of the Quoted Rate and Interest Period therefor. Unless the Borrowers object in writing to the information contained in such confirmation within three Business Days after the Lender’s sending of such confirmation to the Borrowers, the Borrowers will be deemed to have unconditionally agreed for all purposes to the correctness of such information. If the Borrowers so object to the Quoted Rate set forth in any such confirmation, such Quoted Rate Advance will be payable with interest at the Base Rate rather than at the Quoted Rate so objected to. Any Quoted Rate Advance bearing interest at the Base Rate or payable on demand pursuant to this Section will continue to be an “Advance” for the purposes of this Agreement.

6. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there is any increase in the cost to the Lender of agreeing to make or making, funding or maintaining Advances, then the Borrowers will from time to time, upon the Lender’s demand, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost. In addition, if the Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date hereof affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of Advances hereunder, then, upon the Lender’s demand, the Borrowers will immediately pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Advances hereunder. A certificate as to such amounts submitted to the Borrowers by the Lender will be conclusive and binding for all purposes, absent manifest error. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to fund or maintain Advances made hereunder, then, on notice thereof and demand therefor made by the Lender, each Advance will automatically, upon such demand, convert into an Advance accruing interest at the Base Rate. Any Advance accruing interest at the Base Rate will continue to be an “Advance” for the purposes of this Agreement.

7. The Borrowers will make each payment (whether in respect of principal, interest or otherwise) payable by it hereunder, irrespective of any right of counterclaim or set-off, not later than 2:00 P.M. (New York City time) on the day when due in U.S. dollars to the Lender at 399 Park Avenue, New York, NY 10022 in same day funds. All computations of interest will be made by the Lender on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Lender of an interest rate hereunder will be conclusive and binding for all purposes, absent manifest error. Whenever any payment hereunder is stated to be due on a day other than a Business Day, such payment will be made on the next succeeding Business Day, and such extension of time will in such case be included in the computation of payment of interest.

8. This Agreement will become effective on and as of the date (the “Effective Date”) on which the Lender has received a counterpart of this Agreement duly executed by the Borrowers and the Lender. The Borrowers covenant to deliver to the Lender the documents set forth on Schedule I attached hereto, each in form and substance satisfactory to the Lender, on or before the initial Advance. In addition, the Borrowers covenant to deliver to the Lender the title insurance policy described in the definition of Title Policy Delivery Date in Section 1 above on or before June 30, 2008.

9. Each request by the Borrowers for an Advance and the acceptance by the Borrowers of the proceeds of such Advance will constitute a representation and warranty by the Borrowers that on the date of such Advance the representations and warranties contained in Section 10 are correct on and as of the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom, as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a date other than the date of such Advance). In addition, each Borrower agrees to deliver to the Lender such other documents and other information requested by the Lender in connection with an Advance requested by such Borrower.

10. Each of the Borrowers represents and warrants as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(b) The execution, delivery and performance by such Borrower of this Agreement, the Deed of Trust (as defined in Schedule I hereto) and the Security Agreement (as defined in Schedule I hereto) (this Agreement, the Deed of Trust and the Security Agreement are collectively referred to as the “Loan Documents”) to which it is a party, and the consummation of the transactions contemplated hereby, are within such Borrower’s corporate powers and authority, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) any law or any contractual restriction binding on or affecting it.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by such Borrower of the Loan Documents to which it is a party.

(d) Each Loan Document has been duly executed and delivered by each Borrower party thereto, and is such Borrower’s legal, valid and binding obligation enforceable against such Borrower in accordance with its terms.

(e) The consolidated balance sheet of Smithfield and its subsidiaries as at January 27, 2008, and the related consolidated statements of income and cash flow of Smithfield and its subsidiaries for the fiscal year then ended, fairly present the consolidated financial condition of Smithfield and its subsidiaries as at such date and the consolidated results of operations of Smithfield and its subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(f) Since January 27, 2008, there has been no material adverse change in the business, operations, condition (financial or otherwise) or prospects of Smithfield and its subsidiaries taken as a whole.

(g) There is no pending or threatened action, suit, investigation, litigation or proceeding affecting Smithfield or its subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of either Borrower and its subsidiaries taken as a whole, the Lender’s rights and remedies under any Loan Document, or the Borrowers’ ability to perform their obligations under any Loan Document to which they are party, or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the transactions contemplated hereby.

(h) Neither of the Borrowers is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of either Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(j) No proceeds of any Advance will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

11. This Agreement may be terminated by the Borrowers or the Lender by giving written notice of termination to the other parties hereto, but no such termination will affect the Borrowers’ obligations with respect to Advances outstanding at the time of such termination.

12. All notices and other communications provided for hereunder will be in writing (including telecopier communication) and mailed, telecopied or delivered, if to Smithfield, at its address at Smithfield Foods, Inc., 200 Commerce Street, Smithfield, VA 23430, Attention: Carey Dubois, Chief Financial Officer; if to Smithfield Packing, at its address at c/o Smithfield Foods, Inc., 111 Commerce Street, Smithfield, VA 23430, Attention: Carey Dubois, Chief Financial Officer; if to the Lender, at its address at Citibank, N.A., 388 Greenwich Street, 23rd Floor, New York, NY 10013, Attention: Robert Kane, Global Consumer and Healthcare Department (Fax#: 212-816-8301); or, as to either party, at such other address as is designated by such party in a written notice to the other party. All such notices and communications will, when mailed or telecopied, be effective three Business Days after deposit in the mails, or when telecopied, respectively, except that notices and communications to the Lender pursuant to Sections 2, 3 or 11 will not be effective until received by the Lender.

13. No failure on the Lender’s part to exercise, and no delay in exercising, any right hereunder will operate as a waiver thereof; nor will any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

14. (a) The Borrowers agree to pay on demand all of the Lender’s out-of-pocket costs and expenses (including without limitation, reasonable counsel fees and expenses) in connection with the preparation, execution, delivery, administration, modification, amendment and enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement.

(b) The Borrowers will indemnify and hold harmless the Lender, its affiliates and each of its and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including without limitation, fees and disbursements of counsel), that may be incurred by or asserted or awarded against any Indemnified Party (including without limitation, in connection with any investigation, litigation or proceeding, or the preparation of a defense in connection therewith), in each case arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity will be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person, or any Indemnified Party is otherwise a party thereto, and whether or not the transactions contemplated hereby are consummated.

(c) No Indemnified Party will have any liability (whether in contract, tort or otherwise) to any Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

15. If the Borrowers make any payment of principal of any Advance on any day other than the last day of the Interest Period applicable thereto (as a result of a prepayment, demand, conversion of the interest rate for any Advance to the Base Rate pursuant to Section 5 or 6, or otherwise), or if the Borrowers fail to borrow or prepay any Advance after the Borrowers have given the Lender notice thereof and, in the case of a borrowing, the Lender has agreed to make such Advance, the Borrowers will, upon demand by the Lender, pay the Lender any amounts required to compensate the Lender for any losses, costs or expenses that the Lender may reasonably incur as a result of such payment or failure to borrow or prepay.

16. This Agreement is binding upon and will inure to the benefit of the Borrowers, the Lender and their respective successors and assigns, except that the Borrowers will not have the right to assign their rights or obligations hereunder or any interest herein without the Lender’s prior written consent. The Lender may, with the written consent of the Borrowers (which consent will not be unreasonably withheld), assign to one or more persons all or a portion of its rights and obligations under this Agreement, provided that the consent of the Borrowers will not be required in connection with an assignment to an affiliate of the Lender. Notwithstanding any other provisions set forth in this Agreement, the Lender may at any time create a security interest in all or any portion of the Lender’s rights under this Agreement in favor of any Federal Reserve Bank.

17. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement.

18. The Borrowers hereby irrevocably (i) submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement, (ii) agree that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court, (iii) waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and (iv) irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrowers at their addresses specified in Section 12. The Borrowers agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect the Lender’s right to serve legal process in any other manner permitted by law or affect the Lender’s right to bring any action or proceeding against any Borrower or its property in the courts of other jurisdictions.

19. If a payment has not been made by the Borrowers when due hereunder, the Lender and each of its affiliates is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or any of its affiliates to or for any Borrower’s credit or account against any and all of the Borrowers’ obligations now or hereafter existing under this Agreement, irrespective of whether the Lender has made demand under this Agreement and although such obligations may be unmatured. The Lender’s rights under this Section are in addition to other rights and remedies (including without limitation, other rights of set-off) which the Lender may have.

20. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Advances or the Lender’s actions in the negotiation, administration, performance or enforcement hereof or thereof.

21. Each Borrower agrees that it is jointly and severally liable for all liabilities and obligations owed to the Lender under this Agreement and the other Loan Documents. Each Borrower is liable for all amounts due to the Lender from any Borrower under this Agreement and the other Loan Documents regardless of which Borrower actually receives the proceeds of any Advance made hereunder. Each Borrower agrees that if such Borrower’s joint and several liability hereunder, or if the liens securing such joint and several liability, would, but for the application of this sentence, be unenforceable under applicable law, such joint and several liability and each such lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such lien to be unenforceable under applicable law, and such joint and several liability and such lien shall be deemed to have been automatically amended accordingly at all relevant times.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SMITHFIELD FOODS, INC.

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	VP & CFO

THE SMITHFIELD PACKING COMPANY, INCORPORATED

By:	/s/ Carey J. Dubois
Name:	Carey J. Dubois
Title:	Vice President

CITIBANK, N.A.

By:	/s/ Robert J. Kane
Name:	Robert J. Kane
Title:	Vice President

Schedule I

Closing Documents

1.	Deed of Trust, Assignment of Leases and Security Agreement among Smithfield Packing, the Lender and First American Title Insurance Company, as Trustee (“Deed of Trust”)

2.	Security Agreement from Smithfield Packing in favor of the Lender (the “Security Agreement”)

3.	Certified copies of the resolutions of the Board of Directors of Smithfield approving this Agreement, and of all other documents evidencing necessary corporate action and governmental and other third party approvals, if any, with respect to this Agreement

4.	Certificate of the Secretary or Assistant Secretary of Smithfield certifying the names and true signatures of Smithfield’s officers authorized to sign this Agreement and the other documents to be delivered hereunder and to request Advances hereunder

5.	Certified copies of the resolutions of the Board of Directors of Smithfield Packing approving this Agreement, the other Loan Documents and of all other documents evidencing necessary corporate action and governmental and other third party approvals, if any, with respect to this Agreement and the other Loan Documents

6.	Certificate of the Secretary or Assistant Secretary of Smithfield Packing certifying the names and true signatures of Smithfield’s officers authorized to sign this Agreement, the other Loan Documents and the other documents to be delivered hereunder and to request Advances hereunder

7.	Good Standing Certificate for Smithfield from the Secretary of State of the Commonwealth of Virginia

8.	Good Standing Certificate for Smithfield Packing from the Secretary of State of the State of Delaware

9.	Certificate of authority to transact business as a foreign corporation for the State of North Carolina for Smithfield Packing

10.	Searches of Uniform Commercial Code filings with the Secretary of State of the State of Delaware for Smithfield Packing

11.	Uniform Commercial Code financing statements for filing with the Secretary of State of the State of Delaware for Smithfield Packing

12.	Legal opinion of McGuire Woods LLP, North Carolina, New York and Virginia counsel to the Borrowers counsel.